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                                  AKORN, INC.
                                  EXHIBIT 11.1

                      COMPUTATION OF NET INCOME PER SHARE
                     (In Thousands, Except Per Share Data)


                                                   Three Months Ended March 31,
                                                         1999       1998
                                                       -------     -------
Income:
  Income applicable to common stock                    $ 1,458     $ 1,048
                                                       =======     =======
  Weighted average number of shares outstanding         18,143      17,686

Net income per share - basic                           $  0.08     $  0.06

Additional shares assuming conversion
      of options and warrants                              594         896
                                                       -------     -------
Pro forma shares                                        18,737      18,582
                                                       =======     =======
Net income per share - diluted                         $  0.08     $  0.06
                                                       =======     =======





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